Exhibit 99.1

The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-580-6849 www.thefirstyears.com

Contact: John Beals
Senior Vice President, Finance and Treasurer
(508) 588-1220

FOR IMMEDIATE RELEASE

THE FIRST YEARS INC. ANNOUNCES QUARTERLY DIVIDEND OF 6 CENTS

AVON, Massachusetts, November 19, 2003 – The First Years Inc. (Nasdaq:KIDD), a leading marketer of products for infants and toddlers, today announced its quarterly dividend of $0.06 per share on the common stock of the Company.

The dividend is payable Monday, December 15, 2003 to shareholders of record as of November 28, 2003.

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years®,” licenses from The Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.